Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-64218 of BioSante Pharmaceuticals, Inc. on Form SB-2/A of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph indicating that BioSante Pharmaceuticals, Inc. is in the development stage), appearing in this Annual Report on Form 10-KSB of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

December 3, 2003